Exhibit 99.4

                                             Contact: Andy Stern
                                             Sunwest Communications
                                             214-373-1601

FOR IMMEDIATE RELEASE:  February 16, 1998


SPECIALTY FOODS CORPORATION REPORTS
INCREASED 1997 SALES AND OPERATING PROFIT AND
RECEIVES ADDITIONAL FINANCING COMMITMENT


DEERFIELD, IL - Specialty Foods Corporation today announced that net sales for 1997 increased to $869.8 million compared to $834.6 million for the previous year, after adjusting for divested businesses. For continuing operations, operating profit for 1997 equaled $38.1 million, a $221 million increase from the Company's 1996 operating loss of $182.9 million, which included a goodwill write-down of $203.3 million and a restructuring charge of $12.2 million.

In addition, Specialty Foods announced that Bankers Trust Company has committed to provide Specialty Foods and its subsidiaries with up to $75 million of financing under an Accounts Receivable Securitization Program. This financing is in addition to the commitment for a $298.75 million Term Loan and Revolving Credit Facility which Specialty Foods announced on February 13, 1998.

Specialty Foods intends to use proceeds from the Accounts Receivable Securitization Program to refinance its existing accounts receivable financing and for general corporate purposes. Consummation of the transaction is subject to certain customary closing conditions. Specialty Foods expects the transaction to close on or before March 31, 1998.

Specialty Foods Corporation is a wholly-owned subsidiary of Specialty Foods Acquisition Corporation.